NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD CROSSOVERS SOAR AGAIN IN SEPTEMBER; OVERALL MONTHLY VEHICLE SALES DECLINE

•  Sales of Ford’s all-new and redesigned crossovers spiked 96 percent in September; year-to-date sales were up 52 percent.  Ford Edge and Lincoln MKX post highest retail sales to date.

•  Overall sales totaled 189,863, down 21 percent compared with a year ago; daily rental sales were down 62 percent and sales to individual retail customers were down 15 percent.

•  Lincoln registers 12th month in a row of higher retail sales; total Lincoln sales up 33 percent (retail up 40 percent) in September and 15 percent (retail up 17 percent) year-to-date.

•  Land Rover dealers report record sales of 4,190, up 21 percent, reflecting all-new LR2.

DEARBORN, Mich., Oct. 2 – Demand continues to grow for Ford Motor Company’s all-new and redesigned crossover vehicles, even as overall sales declined in September.

Total September sales were 189,863, down 21 percent compared with a year ago.  Sales to daily rental companies were down 62 percent and sales to individual retail customers were down 15 percent.

Ford, Lincoln and Mercury’s all-new and redesigned crossover utility sales were up 96 percent in September and up 52 percent year-to-date – the largest increase of any major manufacturer.

“We continue to be encouraged by customers’ strong response to our new products, which we’re launching with high quality,” said Mark Fields, president, The Americas.  “Demand for our new crossovers continues to grow and contributes to our efforts to stabilize U.S. retail market share.”

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In September, Ford Edge sales were 11,632 and Lincoln MKX sales were 3,805.  Both new crossovers achieved their highest retail sales month to date.  The Edge and Lincoln MKX were introduced in December 2006 and already are among the best sellers in the mid-size and premium CUV segments.

Sales for the redesigned 2008 model Ford Escape and Mercury Mariner crossovers were higher in September.  Escape sales were 11,132, up 10 percent, and Mariner sales were 2,699, up 4 percent.

The Lincoln brand posted its 12th month in a row of higher retail sales.  In September, total Lincoln sales were up 33 percent (retail up 40 percent).  Year-to-date, total Lincoln sales were up 15 percent (retail up 17 percent).  Lincoln’s rebound reflects the new Lincoln MKX crossover, the new Lincoln MKZ sedan (up 25 percent in September) and the redesigned Navigator (up 38 percent in September).

“We’re building a strong foundation for future growth at Lincoln,” said Fields.  “This is the early phase of an aggressive plan to restore Lincoln as America’s choice for luxury vehicles.”

Land Rover’s September sales were 4,190, up 21 percent, reflecting the addition of the all-new LR2 crossover.  Land Rover sales were up 8 percent year-to-date.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 260,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.fordvehicles.com.

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